Exhibit 10.1

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of March 27, 2007, is among Bank of America, N.A. (the “Bank”), Ambassadors International, Inc.(“Borrower 1”), Ambassadors Marine Group, LLC (“Borrower 2”), Ambassadors, LLC (“Borrower 3”), Ambassadors Cruise Group, LLC (“Borrower 4”) and Cypress Reinsurance, Ltd. (“Borrower 5”) (Borrower 1, Borrower 2, Borrower 3, Borrower 4 and Borrower 5 are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”).

RECITALS

A. The Bank and the Borrowers entered into a certain Loan Agreement dated as of September 1, 2006 (together with any previous amendments, the “Agreement”).

B. The Bank and the Borrowers desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1	In Subparagraph number 1.1(a) of the Agreement, the amount “Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00)” is substituted for the amount Twenty Million and 00/100 Dollars ($20,000,000.00).

2.2	In Subparagraph number 1.1(c) of the Agreement, the amount “Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00)” is substituted for the amount Fifteen Million and 00/100 Dollars ($15,000,000.00).

2.3	Subparagraph 1.3(b) of the Agreement is amended to read in its entirety as follows:

“(b) The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date”.

2.4	In Subparagraph number 1.5(b) of the Agreement, the amount “Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00)” is substituted for the amount Twenty Million and 00/100 Dollars ($20,000,000.00).

2.5	A new Subparagraph 1.5(e) (vii) is added to the Agreement, which reads in its entirety as follows:

“(vii) To pay the Bank a non-refundable fee equal to 0.60% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated”.

2.6	A new Paragraph 1.6 is added to the Agreement, which reads in its entirety as follows:

“1.6 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a ‘Portion.’ The following optional interest rates are available:

(a) The IBOR Rate plus 1 percentage point(s)”.

2.7	A new Article 1A is added to the Agreement, which reads in its entirety as follows:

“1A. OPTIONAL INTEREST RATES

1A.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on April 1, 2007, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of each interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

1A.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than thirty (30) days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

The “IBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =	IBOR Base Rate
(1.00 - Reserve Percentage)

Where,

(i) “IBOR Base Rate” means the interest rate at which the Bank of America’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter- bank market.

(ii) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

(ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.”

2.8	A new Article 1B is added to the Agreement, which reads in its entirety as follows:

“1B COLLATERAL

1B.1 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a) Time deposits with the Bank and owned by the Borrower in an amount not less than Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00)”.

2.9	A new Paragraph 4.6 is added to the Agreement, which reads in its entirety as follows:

“4.6 Security Agreement. Signed original security agreements covering the personal property collateral which the Bank requires”.

2.10	A new Paragraph 4.7 is added to the Agreement, which reads in its entirety as follows:

“4.7 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interest, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest”.

2.11	A new Paragraph 5.13 is added to the Agreement, which reads in its entirety as follows:

“5.13 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.”

2.12	Paragraphs 6.3, 6.4, 6.6 and 6.7 of the Agreement are deleted in their entirety, respectively.

2.13	Subparagraph 6.13(b) of the Agreement is deleted in its entirety.

2.14	A new Paragraph 6.21 is added to the Agreement, which reads in its entirety as follows:

“6.21 Perfection of Liens. To help the Bank perfect and protect its security interest and liens, and reimburse it for related costs it incurs to protect its security interests and liens.”

2.15	A new Paragraph 7.13 is added to the Agreement, which reads in its entirety as follows:

“7.13 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty)”.

3. Representations and Warranties. When the Borrowers sign this Amendment, each Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which any Borrower is bound, and (d) this Amendment is within each Borrower’s powers, has been duly authorized, and does not conflict with any of its organizational papers.

4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1	If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

4.2	A Security Agreement executed by Ambassadors International, Inc.

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Borrower:		Bank:

Ambassadors International, Inc.		Bank of America, N.A.

By:	/s/ Brian R. Schaefgen	By:	/s/ Mara Vaisz
	Brian R. Schaefgen, Chief Financial Officer		Authorized Signer

By:	/s/ Laura L. Tuthill
Laura L. Tuthill, Vice President and
Corporate Controller

Borrower:

Ambassadors Marine Group, LLC

By:	Ambassadors International, Inc., Member

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen, Chief Financial Officer,
Treasurer and Secretary

Borrower:

Ambassadors, LLC

By:	Ambassadors International, Inc., Member

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen, Chief Financial Officer,
Treasurer and Secretary

Borrower:

Ambassadors Cruise Group, LLC

By:	Ambassadors International, Inc., Member

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen, Chief Financial Officer,
Treasurer and Secretary

Borrower:

Cypress Reinsurance, Ltd.

By:	/s/ Joseph J. Ueberroth
Joseph J. Ueberroth, President

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen, Vice President,
Chief Financial Officer and Secretary